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                                                                   EXHIBIT 23.01

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K of our report dated February 21, 2002 included in Registration Statements File No. 33-91438, No. 33-92548, No. 333-03450, No. 333-03452, No. 333-03454, No. 333-13521, No. 333-21905, No. 333-23005, No.
333-33893, No. 333-37273, No. 333-37553, No. 333-37565, No. 333-38071, No.
333-41049, No. 333-42417, No. 333-47563, No. 333-57863, No. 333-64377, No.
333-64379, and No. 333-77941. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 2001 or performed any audit procedures subsequent to the date of our report.


                                                             ARTHUR ANDERSEN LLP

Dallas, Texas
     March 13, 2002